As filed with the Securities and Exchange Commission on
                          July 19, 1996

                                        Registration No. 33-84046

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                      _____________________


                          PRE-EFFECTIVE
                       AMENDMENT NO. 4 TO
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                     ______________________

                          ALTA GOLD CO.
       (Exact name of registrant as specified in charter)

             NEVADA                        87-0259249
(State or other jurisdiction of       (I.R.S. Employer
 incorporation or organization)       Identification No.)

                601 WHITNEY RANCH DRIVE, SUITE 10
                     HENDERSON, NEVADA 89014
                         (702) 433-8525
       (Address, including zip code, and telephone number,
including area code of registrant's principal executive offices)

                    ________________________

                         JOHN A. BIELUN
                          ALTA GOLD CO.
                601 WHITNEY RANCH DRIVE, SUITE 10
                     HENDERSON, NEVADA 89014
                         (702) 433-8525
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                    _________________________

          PLEASE SEND COPIES OF ALL CORRESPONDENCE TO:

                        MICHAEL J. BONNER
                      J. DAVID HERSHBERGER
                KUMMER KAEMPFER BONNER & RENSHAW
                   3800 HOWARD HUGHES PARKWAY
                          SEVENTH FLOOR
                     LAS VEGAS, NEVADA 89109
                         (702) 792-7000

                    ________________________

     Approximate date of commencement of proposed sale to public:
As   soon  as  practicable  after  the  effective  date  of  this
Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. The Registration Statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        [This text appears printed horizontally along the left margin of the first page of the Prospectus]

INFORMATION  CONTAINED HEREIN  IS SUBJECT TO COMPLETION OR
AMENDMENT.  A  REGISTRATION  STATEMENT  RELATING  TO THESE
SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION.  THESE  SECURITIES  MAY NOT  BE SOLD  NOR  MAY
OFFERS   TO  BUY  BE   ACCEPTED  PRIOR  TO  THE  TIME  THE
REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS PROSPECTUS
SHALL NOT CONSTITUTE AN OFFER TO SELL  OR THE SOLICITATION
OF AN OFFER  TO BUY NOR  SHALL THERE  BE ANY SALE OF THESE
SECURITIES  IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION
OR  SALE  WOULD  BE  UNLAWFUL  PRIOR  TO  REGISTRATION  OR
QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



              SUBJECT TO COMPLETION, JULY 19, 1996

                           PROSPECTUS
                         881,778 SHARES
                          ALTA GOLD CO.
                          COMMON STOCK
                        PAR VALUE $0.001

     This Prospectus relates to the offer of 881,778 shares (collectively, the "Shares") of common stock, par value $0.001 (the "Common Stock") of Alta Gold Co. (the "Company") on behalf of Cominco American Resources Incorporated ("Cominco") and USMX, INC. ("USMX"). Cominco and USMX are sometimes collectively referred to herein as the "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders".


     The Company's Common Stock is traded in the over-the-counter market and is quoted on NASDAQ's National Market under the symbol
"ALTA". On July 16, 1996, the closing price per share of the Common Stock on NASDAQ's National Market was $3 1/2.


     The Shares may be sold by Cominco or USMX from time to time on terms not yet determined. Sales, which may or may not involve cash consideration or sales on NASDAQ's National Market, may be made directly to other purchasers or through one or more underwriters, brokers or dealers. See "Plan of Distribution."

     Expenses, not including brokerage commissions, are estimated to be approximately $49,000 and will be paid by the Company.

     INVESTMENT  IN  THESE SECURITIES INVOLVES A HIGH  DEGREE  OF
RISK.   FOR  A  DISCUSSION  OF CERTAIN  MATTERS  THAT  SHOULD  BE
CONSIDERED   BY  PROSPECTIVE  PURCHASERS  OF  THE   SHARES,   SEE
"PRINCIPAL RISK FACTORS" BEGINNING ON PAGE 4.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
      BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
       THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                     IS A CRIMINAL OFFENSE.

         The date of this Prospectus is _________, 1996

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the Shares, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

                       TABLE OF CONTENTS

                                                             PAGE

AVAILABLE INFORMATION                                           2
THE COMPANY                                                     3
RECENT DEVELOPMENTS                                             4
PRINCIPAL RISK FACTORS                                          4
USE OF PROCEEDS                                                12
DETERMINATION OF OFFERING PRICE                                12
SELLING STOCKHOLDERS                                           12
PLAN OF DISTRIBUTION                                           13
DESCRIPTION OF CAPITAL STOCK                                   14
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE              16
INDEMNIFICATION OF DIRECTORS AND OFFICERS                      16
LEGAL MATTERS                                                  17
EXPERTS                                                        17


                      AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-3, together with any amendments thereto (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act"), with respect to the Shares. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Shares offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each summary is qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements, and other information with the Commission. The Registration Statement (including the exhibits and schedules thereto) and the periodic reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices: Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such documents can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C., 20006.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE CORPORATE SECRETARY, ALTA GOLD CO., 601 WHITNEY RANCH DRIVE, SUITE 10, HENDERSON, NEVADA 89014, (702) 433-8525.

     ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTION 13(A), 13(C), 14 OR 15(D) OF THE EXCHANGE ACT SUBSEQUENT TO THE DATE OF THIS PROSPECTUS SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE HEREIN AND TO BE A PART HEREOF FROM THE DATE OF THE FILING OF SUCH REPORTS AND DOCUMENTS. THE COMPANY WILL PROVIDE A COPY OF ANY AND ALL OF SUCH DOCUMENTS (EXCLUSIVE OF EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE CORPORATE SECRETARY, ALTA GOLD CO., 601 WHITNEY RANCH DRIVE, SUITE 10, HENDERSON, NEVADA 89014, (702) 433-8525.

                           THE COMPANY

     The Company is a mining corporation which explores for and/or produces precious and base metals, including gold, silver, copper, molybdenum, zinc and lead, on properties located in the western United States. The Company was incorporated in Nevada on May 7, 1962, under the name Silver King Mines, Inc. On November 24, 1989, the Company merged with Pacific Silver Corporation and the Company's name was changed to Alta Gold Co. The Company's Common Stock has been traded on the NASDAQ National Market since December of 1970.

     The Company operates in one industry segment, solely within the United States. The Company's major mines, exploration properties and mining interests are located primarily in Nevada. The Company also owns a major copper property in New Mexico and idle mining interests in California, Idaho and Oregon.

     In 1991, the Company ceased mining activities because of a downturn in metals prices. As a result of a subsequent increase in the price of gold, the Company resumed mining at its property known as the Easy Junior mine ("Easy Junior"), located in White Pine County, Nevada in 1993. In 1994, the Company acquired three gold properties, the Kinsley mine ("Kinsley"), located in Elko County, Nevada, the Olinghouse mine ("Olinghouse"), located in Washoe County, Nevada, and the Griffon mine ("Griffon"), located in White Pine County, Nevada, and one copper property, the Copper Flat mine ("Copper Flat"), located in Sierra County, New Mexico. Of the Company's five major mining properties, the Company is currently producing gold from Easy Junior and Kinsley. Olinghouse, Griffon and Copper Flat are currently in the development stage.

     The Company's principal executive offices are located at 601
Whitney Ranch Drive, Suite 10, Henderson, Nevada 89014, and its telephone number is (702) 433-8525.

                       RECENT DEVELOPMENTS

     On May 31, 1996 the Company entered into a certain loan agreement (the "Loan Agreement") with Gerald Metals, Inc., a Delaware corporation ("GMI"), pursuant to which the Company is entitled to borrow from GMI up to five million dollars ($5,000,000) in principal amount (the "Loan"). To the extent the Company is not in default under the Loan Agreement, the outstanding principal balance of the Loan bears interest at the rate of the overnight London Interbank Offered Rate quoted by Telerate, as of 11:00 a.m. British standard time, plus two percent (2%). The Company's indebtedness under the Loan Agreement is secured principally by a first priority security interest in certain personal property, including the proceeds therefrom, of the Company and a mortgage on the real estate and all improvements thereon at Kinsley. Proceeds from the Loan, which matures on November 28, 1997, may be used solely for working capital and repayment of the indebtedness under the Loan Agreement.

                     PRINCIPAL RISK FACTORS

THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK FOR POTENTIAL INVESTORS. EACH POTENTIAL INVESTOR SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE SHARES.

     THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR FORWARD-LOOKING STATEMENTS. CERTAIN INFORMATION INCLUDED HEREIN CONTAINS STATEMENTS THAT ARE FORWARD-LOOKING, SUCH AS STATEMENTS RELATING TO PLANS FOR FUTURE PRODUCTION AND DEVELOPMENT ACTIVITIES AS WELL AS OTHER CAPITAL SPENDING, FINANCING SOURCES AND THE EFFECTS OF REGULATION. SUCH FORWARD-LOOKING INFORMATION INVOLVES IMPORTANT RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT ANTICIPATED RESULTS IN THE FUTURE AND, ACCORDINGLY, SUCH RESULTS MAY DIFFER FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE HEREIN. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE RELATING TO THE MARKET PRICE OF METALS, PRODUCTION RATES, PRODUCTION COSTS, THE AVAILABILITY OF FINANCING, THE ABILITY TO OBTAIN AND MAINTAIN ALL OF THE PERMITS NECESSARY TO PUT AND KEEP PROPERTIES IN PRODUCTION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES AND DEPENDENCE ON EXISTING MANAGEMENT. THE COMPANY CAUTIONS READERS NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS, AND SUCH STATEMENTS SPEAK ONLY AS OF THE DATE MADE.

     LIMITED LIFE OF PRODUCING PROPERTIES.

     The Company's principal income producing assets are Kinsley and Easy Junior. Mining activities at Easy Junior ceased in the third quarter of 1994 and gold production therefrom is anticipated to essentially cease by the end of the second quarter of 1996. Mining activities at Kinsley commenced in the fourth quarter of 1994 and gold production therefrom began in January 1995. Gold production from Kinsley is expected to continue through the second quarter of 1998 based on current reserve estimates, but no assurance can be given that the estimated time for completion of production at Kinsley is accurate. Although the Company owns or controls mining rights in other mining properties, there is no assurance that the Company will have other mining properties in operation once the processing of ore from Easy Junior and the mining and processing of ore from Kinsley are completed.

     FUTURE EARNINGS DEPENDENT UPON BRINGING ADDITIONAL MINES
     INTO PRODUCTION.

     The Company anticipates that Kinsley will generate revenues and, assuming continuation of current gold prices and levels of costs and expenses, earnings until the second half of 1998. The Company has not yet initiated production at any of its three development stage properties (Copper Flat, Olinghouse or Griffon). The Company's ability to generate future revenues and earnings after Kinsley is depleted is dependent on its ability to bring these or other properties into production.

     The Company estimates the dollar amount of capital expenditures necessary to bring the three development properties into production to be: $40 million for Copper Flat; $25 million for Olinghouse; and $4 million for Griffon. There is no assurance that the Company will be able to find external sources of financing necessary to fund such capital expenditures or that the Company will be able to bring these or other mines into production in a timely manner.

     GOVERNMENT PERMITS AND PROJECT DELAYS

     The Company is seeking governmental permits for the development of Copper Flat, Olinghouse and Griffon. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous Federal, state and local agencies. The duration and success of each permitting effort are contingent upon many variables not within the Company's control. In the context of environmental protection permitting, including the approval of reclamation plans, the Company must comply with known standards, existing laws and regulations which may entail greater costs and delays depending on the nature of the activity to be permitted and the interpretation of the regulations implemented by the permitting authority. The failure to obtain certain permits could have a material adverse effect on the Company's business and operations.

     NATURE OF MINERAL EXPLORATION AND PRODUCTION

     Exploration for and production of minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology. The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic
interruptions   because  of  inclement  weather  and   industrial
accidents.

     Although the Company currently maintains insurance within ranges of coverage consistent with industry practice to ameliorate some of these risks, no assurance can be given that such insurance will continue to be available at economically feasible rates, or that the Company will be able to acquire insurance to cover the risks of exploring, owning and operating its properties. Insurance against environmental risks is not generally available to the Company or to other companies in the mining industry.

     FLUCTUATIONS IN THE PRICE OF GOLD AND OTHER METALS

     The profitability of the Company's current operations is significantly affected by the market price of gold. Gold prices can fluctuate widely and are affected by numerous factors beyond the Company's control, including industrial and jewelry demand, expectations with respect to the rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted) and of other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs in major gold-producing regions such as South Africa and the former Soviet Union. In addition, the price of gold sometimes is subject to rapid short-term changes because of speculative activities.

     The demand for and supply of gold affect gold prices, but not necessarily in the same manner as supply and demand may affect the prices of other commodities. The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. As the amounts produced in any single year constitute a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant impact on the supply of gold or on its price.

     If the price of gold or other metals should decrease, the value of the Company's properties which are being explored or developed for that metal would also decrease and the Company might not be able to recover its investment in those properties. The decision to place a mine in production, and the commitment of funds necessary for that purpose, must be made well in advance of the time when a mining company will receive the first revenues from that production. Price fluctuations between the time that such a decision is made and the commencement of production can dramatically change the economics of a mine. If the Company's revenue from gold sales falls for a substantial period below its costs of production at any or all of its operations, the Company could determine that it is not economically feasible to continue commercial production at any or all of its operations.

     The   volatility  of  gold  prices  is  illustrated  in  the
following table of annual high, low and average gold fixing prices per ounce on the London P.M. Fix:


YEAR                             HIGH      LOW       AVERAGE
1985                             $341      $294        $317
1986                              438       326         368
1987                              500       390         446
1988                              495       395         437
1989                              416       356         381
1990                              424       346         383
1991                              403       344         362
1992                              374       330         344
1993                              406       326         360
1994                              396       370         384
1995                              396       372         384


Sources of Data:  METALS WEEK

    On July 16, 1996, the afternoon fixing for gold on the London P.M. Fix was $384.25, and the closing spot market price of gold on the New York Commodity Exchange was $383.80. Gold prices on both the London P.M. Fix and the New York Commodity Exchange are regularly published in most major financial publications and many nationally recognized newspapers.



     Although it is possible to protect against price fluctuations under some circumstances by buying and selling futures contracts for the metal to be produced, the volatility of metal prices represents a substantial risk in the mining industry which no amount of planning or technical expertise can estimate. As of July 16, 1996, the Company has entered into future sales contracts for 3,000 ounces of gold, or approximately 12% of its projected gold production for the remainder of 1996, at an average price of $397 per ounce.


     If the amounts the Company realizes from the sales of its metals were to decrease significantly and remain at a decreased price level for an extended period of time, the Company could determine it is not economically feasible to continue commercial production of that metal. From 1991 to 1993, the Company ceased its production activities because of depressed metals prices during that period.

     ENVIRONMENTAL CONTROLS

     The Company is required to comply with numerous environmental laws and regulations imposed by Federal and state authorities. At the Federal level, legislation such as the Clean Water Act, the Clean Air Act, the Federal Resource Conservation and Recovery Act ("RCRA"), the Environmental Response, Compensation and Liability Act and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold ore mining and processing. Although the majority of the waste produced by the Company's operations are "extraction" and "beneficiation" wastes, which the Environmental Protection Agency ("EPA") does not regulate under its current "hazardous waste" program, the EPA is currently developing a separate program under the RCRA to regulate such waste. Until the new regulatory program is formally proposed by the EPA, there is not a sufficient basis on which to predict the potential impacts of such regulations on the Company.

     Many states, including the State of Nevada (where a majority of the Company's properties are located), have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to insure that the reclamation plan is implemented upon completion of mining operations. Further, under the Clean Air Act, as amended, states are required to develop permit plans for polluting and potentially polluting industries such as mining and smelting. Although the states have submitted their permit programs to the EPA for review, until final regulations are promulgated and approved by the EPA, the Company cannot predict the full impact of these state permitting regulations.

     The Company's compliance with Federal and state environmental laws may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in the Company's intended exploration, development and production activities. Further, new or different environmental standards imposed by governmental authorities in the future could adversely affect the Company's business activities.

     COMPETITION AND SCARCITY OF MINERAL LANDS

     Although many companies and individuals are engaged in the mining business, including large, established mining companies, there is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the United States and other areas where the Company contemplates conducting exploration and/or production activities. The Company may be at a competitive disadvantage in acquiring suitable mining properties since it must compete with these other individuals and companies, many of which have greater financial resources and larger technical staffs than the Company. As a result, there can be no assurance the Company will be able to acquire new reserves or replace its current reserves once they are depleted.

     RESERVES ESTIMATES

     The reserve figures incorporated by reference in this Prospectus are based upon estimates and no assurance can be given that the Company will recover the indicated amount of metals. Further, reserves estimated for properties that have not yet commenced production (such as Copper Flat, Griffon and Olinghouse) may require revision once the Company commences actual production. Fluctuations in the market price of the metals produced by the Company, as well as increased production costs or reduced recovery rates, could make the mining of ore reserves containing relatively lower grades of mineralization uneconomic, and could ultimately cause the Company to restate its reserves. Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, could adversely affect the Company's profitability in any particular accounting period.

     UNCERTAINTY OF TITLE

     A majority of the Company's properties consist of unpatented mining claims or mill site claims which the Company owns or leases. These claims are located on Federal land or involve mineral rights which are subject to the claims procedures established by the General Mining Law of 1872. Under this law, if a claimant complies with the statute and the regulations for the location of a mining claim or mill site claim, the claimant obtains a valid possessory right to the land or the minerals contained therein. To preserve an otherwise valid claim, the claimant must also make certain additional filings with the county in which the land or mineral is situated and the Bureau of Land Management and pay an annual holding fee of $100 per claim. If a claimant fails to make the annual holding payment or make the required filings, the mining claim or mill site claim is void or voidable.

     Because mining claims and mill site claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims or mill site claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. Under Federal law, in order for an unpatented mining claim to be valid, the claimant has the burden of proving that the mineral occurrence on which it is based can be mined at a profit at the time the claim is located and at any time when anyone makes any subsequent challenge to the claim's validity. It is therefore conceivable that, during times of falling metal prices, claims which were valid when they were located could become invalid if challenged. See "Principal Risk Factors-Fluctuations in the Price of Gold and Other Metals".

     Title to unpatented claims and other mining properties in the western United States typically involves certain other inherent risks due to the frequently ambiguous conveyancing history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No generally applicable title insurance is available for unpatented mining or mill site claims or many other of the Company's mineral interests. As a result, some of the titles to the Company's properties may be subject to challenge.

     PROPOSED LEGISLATION AFFECTING THE MINING INDUSTRY

     During the past three years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law"), which governs mining claims and related activities on Federal lands. In 1992, a holding fee of $100 per claim was imposed upon unpatented mining claims located on Federal lands. Beginning in October 1994, a moratorium on processing of new patent applications was approved. In addition, a variety of legislation is now pending before the United States Congress to amend further the General Mining Law. The proposed legislation would, among other things, change the current patenting procedures, impose royalties, and enact new reclamation, environmental controls and restoration requirements. The royalty proposals range from a 2% royalty on "net profits" from mining claims to an 8% royalty on modified gross income/net smelter returns. The extent of any such changes is not presently known and the potential impact on the Company as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the potential for development of operating mines on the Federal unpatented mining claims held by the Company. Kinsley and Griffon and portions of Olinghouse and Copper Flat consist of unpatented mining claims on Federal lands. The Company's financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation.

     PRIOR WORKING CAPITAL DEFICIT.

     As of March 31, 1995, the Company had $94,000 in working capital. As of December 31, 1995 and 1994, the Company had $0.3 million and $2.4 million working capital deficits, respectively. Although the Company's working capital position has improved, there is no assurance that the Company will be able to maintain this positive trend.

     UNCERTAINTY OF FUNDING.

     In the past, the Company funded a portion of its exploration, acquisition and development activities through third party financing and joint venture arrangements. Third party financing allowed the Company to leverage its internal funds for exploration, acquisition and development. Joint venture arrangements minimized the Company's costs and allowed it to explore, acquire and develop a greater number of properties than it would otherwise have been able to do so on its own. The Company presently does not participate in any joint ventures.

     In  the  1990s,  the  Company has  not  funded  any  of  its exploration, acquisition and development efforts with joint venture capital, resulting in increased demands on the Company's borrowing ability. Although the Company has had sufficient borrowing ability to conduct its exploration, acquisition and development programs in the past, the Company projects that additional funding from either joint ventures or third party financing will be needed to explore, acquire and develop properties in the future.

     For 1996, the Company has budgeted cash expenditures of $3.5 million for asset acquisition and mine development, excluding site development and construction at Olinghouse and Copper Flat, $1.4 million in debt repayments and $.6 million for reclamation. These expenditures are expected to be funded from revenues generated from gold production at the Kinsley. An additional $10.0 million in expenditures for site development and construction at Olinghouse and Copper Flat has been tentatively budgeted for 1996 - $5.0 million for Olinghouse and $5.0 million for Copper Flat. At Olinghouse, these expenditures would primarily be for development drilling. At Copper Flat, these expenditures would primarily be for site preparation, equipment and plant construction. Certain budgeted development expenditures previously anticipated for Copper Flat for 1996 have been deferred to later years due to the Company having been informed by the Bureau of Land Management that the scheduled final approval for such property's Environmental Impact Statement has been deferred to November 1996. The timing of these expenditures is dependent upon the approval of all of the necessary permits and the availability of outside financing. THE COMPANY MUST OBTAIN OUTSIDE FINANCING IN ORDER TO DEVELOP OLINGHOUSE AND COPPER FLAT AND BRING THESE PROPERTIES INTO PRODUCTION. The Company is currently in the process of permitting both Olinghouse and Copper Flat and is in negotiations with certain parties in connection with such financing. The Company expects to be able to obtain all of the necessary permits; however, there is no assurance that the Company will be able to find external sources of capital on terms that are favorable to the Company or that the necessary permits will be obtained.

     The Company's ability to obtain additional outside financing will depend, among other things, upon the price of metals and perceptions of future prices. Therefore, availability of funding is dependent largely upon factors outside of the Company's control, and cannot be accurately predicted. The Company does not know from what specific sources it will be able to derive any required funding. Any such financing, if available, could increase the indebtedness of the Company or dilute current stockholders' positions. If the Company acquires any such funding through debt, a substantial portion of the Company's cash flow may need to be devoted to the payment of principal and interest on such debt, which could render the Company more vulnerable to competitive pressure or economic downturns. If the Company is not able to raise additional funds (and there can be no assurance that it can, or that if it can, that it can raise such funds on terms acceptable to the Company), it will not be able to fund certain exploration and development activities on its own.

     UNCERTAINTY OF DEVELOPMENT PROPERTY ECONOMICS

     The Company's decision as to whether any of the mineral development properties it now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should be brought into production, depends upon the results of its exploration programs and/or feasibility analyses and the recommendations of qualified engineers and geologists. The decision will involve the consideration and evaluation of several significant factors, including, but not limited to, the: (a) costs of bringing the property into production, including exploration and development work, preparation of production feasibility studies and construction of production facilities, (b) availability and costs of financing,
(c) ongoing costs of production, (d) market prices for the metals to be produced, and (e) estimates of reserves or mineralization. There can be no assurance that any of the development properties the Company owns, leases or acquires contain (or will contain) commercially minable mineral deposits, and there can be no assurance that the Company will ever generate a positive cash flow from production operations on such properties. The Company has identified Copper Flat, Griffon and Olinghouse as having minable reserves. There can be no assurance, however, that any of these development properties can attain profitable operations.

     SHARES ELIGIBLE FOR FUTURE SALE

     At the date of this Prospectus, 461,095 additional shares of the Company's Common Stock will be available for trading in the public market. This increase in the number of shares of the Company's Common Stock in the market, and the possibility of sales of the Shares, may have an adverse effect on the price of the Company's Common Stock and the Shares. Prior to the date of the Prospectus, the Company has been advised by the Selling Stockholders that 420,683 of the Shares were sold pursuant to Rule 144 of the Securities Act.

     NO DIVIDENDS

     The Company anticipates it will use its earnings to finance its growth and operations. The Company does not anticipate paying and, because of certain debt covenants, is restricted from paying any dividends to its stockholders in the foreseeable future.

     LACK OF CONSISTENT PROFITABILITY

     From 1991 to 1993, the Company stopped production activities due to depressed metals prices. The Company incurred losses from operations of $5.8 million in 1993, $12.3 million in 1992, $12.5 million in 1991 and $18.4 million in 1990. Upon resumption of mining activities in June of 1993, the Company returned to profitability in 1994, 1995 and the first three months of 1996. The Company reported $.6 million and $3.8 million in income from operations in 1994 and 1995, respectively and $.8 million in income from operations in the three months ended March 31, 1996. There can be no assurance that the Company will continue to be profitable. While certain of the Company's operations may be profitable during a given year, the Company's operations as a whole may be unprofitable as a result of factors over which it may or may not have any control, including the price of gold and other metals, exploration, development, maintenance and reclamation costs on properties from which no revenue is derived, general and administrative costs, uninsured losses, depreciation, depletion and amortization, and interest expense.

     EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Bylaws contain certain measures designed to make it more difficult and time consuming to change majority control of the Company's Board of Directors and to reduce the vulnerability of the Company to an unsolicited offer to take control of the Company. See "Description of Capital Stock -- Anti-Takeover Provisions. The Company has also entered into employment agreements with its Chief Executive Officer, Chief Financial Officer and Vice-President of Engineering and Construction which provide for certain payments upon termination or resignation resulting from a change in control of the Company. Furthermore, Nevada's "Combination with Interested Stockholders Statute" and "Control Share Acquisition Statute" may have the effect of delaying or making it more difficult to effect a change in control of the Company. See "Description of Capital Stock -- Nevada Statutes."

     These corporate and statutory anti-takeover measures may have certain negative consequences, including an effect on the ability of stockholders of the Company or other individuals to
(i)  change  the composition of the incumbent Board of Directors;
(ii) benefit from certain transactions which are opposed by the incumbent Board of Directors; and, (iii) make a tender offer or otherwise attempt to gain control of the Company, even if such attempt was beneficial to the Company and its stockholders. Since such measures may also discourage accumulations of large blocks of the Company's Common Stock by purchasers whose objective is to seek control of the Company or have such Common Stock repurchased by the Company (or other persons) at a premium, these measures could also depress the market price of the Company's Common Stock. Accordingly, stockholders may be deprived of certain opportunities to realize the "control premium" associated with takeover attempts. The provisions relating to the removal of directors and the filling of vacancies may reduce the power of stockholders, even those with a majority interest in the Company, to remove incumbent directors and fill vacancies on the Board of Directors.

     VOLATILITY OF PRICE FOR COMMON STOCK

     The market price for shares of the Company's Common Stock may be highly volatile depending on news announcements or changes in general market conditions. In recent years the stock market has experienced extreme price and volume fluctuations.

     DEPENDENCE ON KEY PERSONNEL

     The Company believes the success of its operations will, in large part, be dependent on the services of its current officers and directors, and that the continuing services of such officers and directors are required for the Company's future success. If all or any of these officers or directors terminate their relationships with the Company, or are otherwise not available to provide services to the Company, capable successors would have to be found. There is no assurance that capable successors could be found, or if found, that they could be employed on terms acceptable to the Company. Competition in the mining industry for qualified individuals is intense, and the loss of any of these key officers or employees, if not replaced, could have a material adverse effect on the Company's business and operations. The Company currently does not have key person insurance.

     The Company has entered into employment agreements with certain of its key employees, including Robert N. Pratt, Chief Executive Officer, President and Chairman of the Board of Directors of the Company, John A. Bielun, the Company's Senior Vice President and Chief Financial Officer and James S. Goff, the Company's Vice-President of Engineering and Construction. All of these employment agreements terminate in October of 1998.

     LACK OF DIVERSIFICATION

     The Company is solely in the business of exploring for and producing precious and base metals. The Company does not anticipate it will change its business focus in the near future. The Company, therefore, does not intend to engage in other businesses, and will not have the benefit of reducing risk by diversifying its business operations among a portfolio of business activities.

                         USE OF PROCEEDS

     The Shares offered in this Prospectus will be sold by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares.

                DETERMINATION OF OFFERING PRICE

     The Shares may be sold by the Selling Stockholders from time to time at prices and on terms not yet determined. Sales, which may or may not involve cash consideration or sales on NASDAQ's National Market, may be made directly to other purchasers or through one or more underwriters, brokers or dealers. See "Plan of Distribution."

                      SELLING STOCKHOLDERS

     The Shares which are being offered or which may be offered solely by this Prospectus consist of 881,778 shares of Common
Stock owned by the Selling Stockholders, Cominco and USMX.  The

Company issued 881,778 Shares to the Cominco and USMX in conjunction with the Company's acquisition of ownership interests in Kinsley. The terms of these transactions are more particularly described in the Company's Current Report on Form 8-K dated April 14, 1994, and in the Purchase and Sale Agreement dated April 14, 1994, which was filed as an exhibit to the Company's Annual Report on Form 10-K for the year ending December 31, 1994. Except for this transaction, neither of the Selling Stockholders nor their respective officers, directors or stockholders has had any material relationship with the Company within the past three years.

     The following table sets forth (i) the name of each Selling Stockholder, (ii) the number of Shares owned by each Selling Stockholder before and after the offering (assuming that all of the Shares offered hereby are sold), and (iii) the number of Shares being offered by each Selling Stockholder.


                                BEFORE THE OFFERING:        AFTER THE OFFERING

                                Number of     Number of    Number of
                                  Shares    Shares Being     Shares
                               Beneficially   Offered     Beneficially   Percentage
      NAME                        OWNED        HEREBY        OWNED       OF CLASS

Cominco American
Resources Incorporated         529,067<F1>  529,067<F1>      0            0

USMX, INC.                     352,711<F2>  352,711<F2>      0            0

<F1>Included herein are 252,410 shares which the Company has been advised have previously been sold by Cominco pursuant to Rule 144 under the Securities Act.
<F2>Included  herein  are  168,273  shares  which the Company has been advised have previously been sold by USMX pursuant to Rule 144 under the Securities Act.

     Under the terms of the Purchase and Sale Agreement dated April 14, 1994, the Company agreed at the Selling Stockholders' request to register the Shares with the Commission and to qualify the Shares for sale, as required, under state securities laws. The Company agreed to bear all expenses (other than underwriting discounts, selling commissions, fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration, qualification and sale of the Shares by the Selling Stockholders.

                      PLAN OF DISTRIBUTION

     The Shares offered by this Prospectus are being sold for the account of the Selling Stockholders.

     The Company has been advised by the Selling Stockholders that the Shares may be sold by or on their behalf through one or more broker-dealers or underwriters, or directly to investors pursuant to this Prospectus or in transactions that are exempt from the requirements of registration under the Securities Act. As of the date hereof, the Selling Stockholders have not advised the Company that they have entered into any agreement or understanding with any dealer or broker for the offer or sale of the Shares. The Selling Stockholders may enter into such agreements or understandings in the future. Such brokers may act as dealers by purchasing any or all of the Shares covered by the Prospectus.

     Under the Exchange Act and the regulations thereto, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders. The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Sec. 2(11) of the 1933 Act, as amended. The Company has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act.

     The Selling Stockholders may offer the Shares through market transactions at prices prevailing on the NASDAQ National Market or at negotiated prices, which may be fixed or variable and which may differ substantially from NASDAQ National Market prices. Moreover, the Selling Stockholders may receive cash or other forms of consideration in exchange for the Shares. The Selling Stockholders have not advised the Company that they anticipate paying any consideration, other than usual and customary broker's commissions, in connection with sales of the Shares. The Selling Stockholders are acting independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Company has been advised that through May 31, 1996, 420,683 of the Shares have been sold by the Selling Stockholders in sales pursuant to Rule 144 under the Securities Act.

                  DESCRIPTION OF CAPITAL STOCK

     Common Stock


     The Company has the authority to issue an aggregate of 40,000,000 shares of Common Stock, par value $0.001. As of July
16, 1996, 28,903,603 shares of the Company's Common Stock were outstanding.


     The Shares offered hereby are fully paid and nonassessable. All holders of Common Stock have the right to cast one vote for each share held of record on any matter coming before the stockholders for a vote. Stockholders have no preemptive or subscription rights. There are no conversion or redemption rights or sinking fund provisions with respect to the Shares.

     The holders of the Shares are entitled to dividends in such amounts as may be declared by the Board of Directors from time to time from funds legally available therefor and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors.

     Transfer Agent and Registrar

     Interwest Transfer Company, Inc. of Salt Lake City, Utah, is the transfer agent and registrar for the Common Stock.

     Anti-Takeover Provisions

     The Company's Bylaws contain certain measures designed to make it more difficult and time consuming to change majority control of the Company's Board of Directors and to reduce the vulnerability of the Company to an unsolicited offer to take over the Company. These measures may have an adverse impact on the market value of Common Stock (see "Principal Risk Factors -- Effect of Certain Anti-Takeover Provisions") and include the following: 1) classification of the Board of Directors into three classes, with each class serving for staggered periods of three years; 2) a provision that the Company's directors may be removed only with the approval of the holders of at least two-thirds of the voting power of the Company entitled to vote for the election of directors; 3) a provision requiring that nominees for the position of director be submitted to the Company in writing and in advance of any meeting set for the election of directors; 4) a provision that any vacancy on the Board may be filled by the remaining directors then in office, though less than a quorum; and 5) a provision requiring the approval of the holders of at least 70% of the voting power of the Company in regard to any business combination to which a majority of the Board of Directors does not approve.

     Nevada Statutes

     Nevada's "Combination with Interested Stockholders Statute" and "Control Share Acquisition Statute" may have the effect of delaying or making it more difficult to effect a change in control of the Company. See "Risk Factors -- Effect of Certain Anti-Takeover Provisions."

     The Combination with Interested Stockholders Statute prevents an "interested stockholder" and an applicable Nevada corporation from entering into a "combination," unless certain conditions are met. A combination means any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of a corporation; or (iii) representing 10% or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the
combination  or  in  the  transaction  in  which  he  became   an
interested stockholder, whichever is higher; (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

     Nevada's Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval
of  the  target  corporation's disinterested  stockholders.   The
Control Share Acquisition Statute specifies three thresholds; one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more, of the voting power of the corporation in the election of directors. Once an acquiror crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become Control Shares and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Share Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value
of  their  shares.   The  board of directors  is  to  notify  the
stockholders as soon as practicable
after such an event has occurred that they have the right to receive the fair value of their shares in accordance with
statutory   procedures  established  generally  for   dissenters'
rights.

        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The  following  documents, which  have  been  filed  by  the
Company   with   the  Commission,  are  hereby  incorporated   by
reference:

     (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (file no. 2-2274), as amended by the Company's amended Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 1995 (file no. 2-2274).;

     (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (file no. 2-2274);


     (3)  the Company's Current Report on Form 8-K  dated May 31,
1996(file no. 2-2274); and



     (4)  the Company's proxy statement on Schedule 14A (file no.
2-2274).


     In addition, all documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to the attention of the Corporate Secretary, Alta Gold Co., 601 Whitney Ranch Drive, Suite 10, Henderson, Nevada 89014, (702) 433-8525.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of Chapter 78 of the Nevada Revised Statutes and Article VIII of the Company's Bylaws contain provisions for indemnification of officers, directors, employees and agents of the Company. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

     The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company presently maintains liability insurance for its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and the persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          LEGAL MATTERS

     Certain legal matters with regard to the validity of the Shares will be passed upon for the Company by Kummer Kaempfer
Bonner & Renshaw of Las Vegas, Nevada.

                             EXPERTS


     The financial statements incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing and in giving said reports.


     The international mineral industry consulting firm, Pincock, Allen & Holt ("PAH"), recently completed an audit of the Company's mineral reserves at the following properties: Kinsley, Olinghouse, Griffon and Copper Flat. PAH's Final Report on the Reserve Audit of the Company's mineral reserves (PAH Report No. 9134.00) (the "PAH Report") is referred to in the Company's Annual Report on Form 10-K, which is incorporated by reference in this Prospectus. The discussion of the PAH Report in the Company's Annual Report on Form 10-K has been incorporated herein by reference in reliance upon the authority of said firm as experts in mining, geology, engineering and mineral processing and in auditing and giving reports on mineral reserves and recovery rates.

                             PART II

                    INFORMATION NOT REQUIRED
                          IN PROSPECTUS




ITEM 16.  EXHIBITS

     Exhibits:

     23.01          Consent of Arthur Andersen LLP

     23.02          Consent of Pincock, Allen & Holt

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

           (1)   To  file, during any period in which  offers  or
sales  are  being  made,  a  post-effective  amendment  to   this
Registration Statement:

           (i)   To  include any prospectus required  by  section
10(a)(3) of the Securities Act of 1933;


           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;


           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


           PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) of this section shall not apply to this Registration Statement on Form S-3 if the information required to be included in the post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Henderson, State of Nevada, on July 17, 1996.


                              ALTA GOLD CO.

                              By: /s/
                                  Robert N. Pratt
                                  Chairman of the Board of
                                  Directors, Chief Executive
                                  Officer and President





     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




/s/                     Chairman of the Board of    July 17, 1996
Robert N. Pratt         Directors, Chief
                        Executive Officer and
                        President (Principal
                        Executive Officer)

          *            Senior Vice President and   July 17, 1996
John A. Bielun         Chief Financial Officer
                       (Principal Financial and
                       Accounting Officer)

          *            Director                    July 17, 1996
Ralph N. Gilges

          *            Director                    July 17, 1996
Thomas A. Henrie

          *            Director                    July 17, 1996
Iwao Ino

          *            Director                    July 17, 1996
John A. Keily

          *            Director                    July 17, 1996
Jack W. Kendrick

          *            Director                    July 17, 1996
Thomas D. Mueller

          *            Director                    July 17, 1996
Toshiaki Tanaka

*By: /s/
     Robert N. Pratt
     ATTORNEY-IN-FACT

                          EXHIBIT INDEX


                                                        Sequential
  Exhibit                                                  Page
  NUMBER               EXHIBIT DESCRIPTION                NUMBER

   23.01    Consent of Arthur Andersen LLP                   22

   23.02    Consent of Pincock, Allen & Holt                 23